Exhibit 10.2

SEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT (the “Amendment”), dated October 23, 2009, is entered into by and between PURE EARTH, INC., a Delaware corporation (“Pure Earth”) and all of its wholly owned subsidiaries (collectively, the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Borrower and the Lender are parties to a Credit and Security Agreement dated October 24, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           The definition of “Accounts Advance Rate” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Accounts Advance Rate” means up to seventy-five percent (75%), or such lesser rate as the Lender in its sole, but reasonable, discretion may deem appropriate from time to time.

2.           The definition of “Adjusted Net Income” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Adjusted Net Income” means Net Income (a) plus the amount of any income taxes accrued and unpaid and deducted in the calculation of Net Income, (b) plus any loss included in the calculation of Net Income arising from (i) the book loss associated with the sale or other divestiture of Equipment that is idle, obsolete, or otherwise not necessary for the current operations of Borrowers’ business, in an aggregate amount per calendar year not to exceed $1,000,000; (ii) GAAP-required non-cash adjustments to earnings arising from stock options and warrants, restricted stock awards and other similar items, (iii) goodwill and intangible asset impairments under GAAP, and (iv) non-cash losses attributable to any outstanding interest rate swap obligations; (c) less any gain included in the calculation of Net Income arising from GAAP-required non-cash adjustments to earnings arising from stock options and warrants, restricted stock awards and other similar items, (d) less the amount of any income tax benefit included in the calculation of Net Income, and (e) less non-cash gains attributable to any outstanding interest rate swap obligations.

3.           The definition of “Current Maturities of Long Term Debt” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

  “Current Maturities of Long Term Debt” means, during a period beginning and ending on designated dates, the amount of Borrower’s long-term debt and capitalized leases which become due during that period.

4.           The definition of “Debt Service Coverage Ratio” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

  “Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations and (ii) Interest Expense divided by (b) the sum of (i) Current Maturities of Long Term Debt and (ii) Interest Expense.

5.           The definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)	That portion of Accounts unpaid more than 90 days or more after the invoice date, but in no event more than 60 days past due date;

(ii)
That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of set-off or a contra account (to the extent of such claim of set-off or contra account), or which reflect a reasonable reserve for warranty claims or returns;

(iii)
That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)
Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)
Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi)	Accounts denominated in any currency other than United States dollars;

(vii)
Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii)	Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;

(x)	Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(xi)	That portion of Accounts that has been restructured, extended, amended or modified;

(xii)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii)
Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds ten percent (10%) of the aggregate amount of all Accounts (with ineligibility under this subsection limited to such excess), except Account owed by Conti Services to the to the extent that the aggregate balance of such Accounts owed by Conti Services exceeds fifteen percent (15%) of the aggregate amount of all Accounts (with ineligibility under this subsection limited to such excess);

(xiv)	Accounts owed to the Borrower by Civetta Cousins, to the extent that the aggregate balance of such Accounts exceeds $1,000,000 (with ineligibility under this subsection limited to such excess);

(xv)	Accounts owed to the Borrower by The Laquila Group;

(xvi)
Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and

(xvii)	Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole reasonable discretion.

6.           The definition of “Funds from Operations” set forth in Section Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Funds from Operations” means for a given period, the sum, without duplication of (a) Adjusted Net Income, (b) depreciation and amortization, and (c) any increase (or decrease) in deferred income taxes, (d) any increase (or decrease) in lifo reserves, and (e) other non-cash items, each as determined for such period in accordance with GAAP.

7.           The definition of “Interest Expense” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Interest Expense” means for a fiscal year-to-date period, Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed and paid on all Debt, but specifically excluding dividends (treated as interest under GAAP) paid-in-kind in connection with Series B Preferred Stock issued in the Fidus Transaction, (b) the amortization of debt discounts (excluding debt discounts in connection with the Fidus Transaction), (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense (excluding transaction fees paid in connection with the Fidus Transaction, the Susquehanna Bank Financing and any financing with the Lender), and (d) the portion of any capitalized lease obligation allocable to interest expense.

8.           The definition of “Maturity Date” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Maturity Date” means April 23, 2010.

9.           The definition of “Maximum Line” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Maximum Line” means $3,300,000 on the date hereof, reducing to $3,150,000 on December 15, 2009 and reducing to $3,000,000 on February 15, 2010, unless this amount is reduced pursuant to Section 2.10, in which event it means such lower amount.

10.         The definition of “Unfinanced Capital Expenditures” in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following :

“Unfinanced Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds and are capitalized on Borrower’s balance sheet.

11.         Section 6.2 of the Credit Agreement shall deleted in its entirety and replaced with the following:

(a)           Minimum Debt Service Coverage Ratio.  Commencing the month ending January 31, 2010, Borrower shall maintain, as of each month end, a Debt Service Coverage Ratio of not less than 1.0 to 1.0; provided, however no default shall be deemed to have occurred hereunder, if it is determined within twenty-five days after the end of any month that Borrower’s Minimum Debt Service Coverage Ratio is less than 1.0 to 1.0, and cured within five (5) business days thereafter by Borrower receiving a cash infusion in the form of equity or subordinated debt in an amount which, if treated as an “add back” in the determination of  Adjusted Net Income for the relevant month, would result in Borrower achieving a Minimum Debt Service Coverage Ratio of not less than 1.0 to 1.0. for such month.

(b)           Capital Expenditures.  Borrower will not incur or contract to incur any Unfinanced Capital Expenditures in excess of $50,000 from November 1, 2009 through and including the Maturity Date.

(c)           Account Aging Limits.  Commencing November 30, 2009, Accounts older than ninety (90) days past invoice date shall not exceed the greater of thirteen percent (13%) of all Accounts or $1,250,000.

12.         No Cash Dividends.  Borrower will not declare or pay any dividends (other than dividends payable solely in stock of Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly.

13.         LIBOR Advances.  LIBOR Advances shall not be available at any time.

14.         Supplemental Reports.  Copies of all invoices and credit memos along with detailed supporting materials shall be included in the supplemental reports required under Section 6.1(e) of the Credit Agreement.

15.         Equity Investment.  On or before November 30, 2009, Borrower shall raise new equity or subordinated debt in the Borrower of no less than $800,000, on terms acceptable to the Lender.  On or before February 15, 2010, Borrower shall raise additional new equity or subordinated debt in the Borrower of no less than $1,000,000, on terms acceptable to the Lender.

16.         Retention of Consultant.  Borrower shall retain a consultant, reasonably acceptable to the Lender, to review the Borrower’s business strategy and projections.  The consultant shall provide a report of its findings to the Borrower and the Lender on or before January 15, 2010.

17.         Laquilla Group Inc.  Borrower shall notify Laquilla Group, Inc. that it must remit to the Lockbox all payments due Borrower under the May 29, 2009 Settlement Agreement among 775 Columbus, LLC, Laquilla Group, Inc., Chetrit Group, LLC and Borrower.

18.         Amendment Fee. The Borrower shall pay the Lender a fully earned, as of the date hereof, non-refundable fee in the amount of $75,000 in consideration of the Lender’s execution and delivery of this Amendment, payable $37,500 on November 30, 2009 and $37,500 on February 15, 2010.

19.         No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

20.         Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

a.           A Certificate of the Secretary of Pure Earth (i) certifying as to the resolutions of the board of directors of Pure Earth approving the execution and delivery of this Amendment, copies of which will be attached to such Certificate; (ii) certifying that the articles of incorporation or certificates of formation or other organizational documents of Pure Earth and each of the other Borrowers have not been amended or otherwise modified since March 12, 2009, or if they have been amended or otherwise modified, attaching a copy of such amended and or modified organizational documents to such Certificate; (iii) certifying that the bylaws or operating agreements, if any, of Pure Earth and each of the other Borrowers have not been amended or otherwise modified since March 12, 2009, or if they have been amended or otherwise modified, attaching a copy of such amended and or modified bylaws or operating agreements to such Certificate; and (iv) certifying that the officers of Pure Earth and each other Borrower set forth on a schedule to such Certificate have the due authority to sign and act on behalf of Pure Earth and each such other Borrower in connection with the execution and delivery of this Amendment and all other documents, agreements and certificates on behalf of Pure Earth and each such other Borrower.

b.           The Liquidation Support Agreement of Brent Kopenhaver, in the form attached hereto as Exhibit A.

21.         Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

22.         References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

23.         No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

24.         Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

25.         Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

26.         Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,		PURE EARTH, INC.
NATIONAL ASSOCIATION

By:	/s/ John Erwin	By:	/s/ Brent Kopenhaver
	John Erwin		Brent Kopenhaver
	Its Vice President		Its Executive Vice President and Chief Financial Officer

GEO METHODS, LLC		PURE EARTH ENERGY RESOURCES, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

PURE EARTH TREATMENT (NJ), INC.		NEW NYCON, INC.

By: :	/s/ Brent Kopenhaver	By: :	/s/ Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

REZULTZ, INCORPORATED		PURE EARTH RECYCLING (NJ), INC.

By:	/s/ Brent Kopenhaver	By:	/s Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

BIO METHODS, LLC.		PURE EARTH ENVIRONMENTAL, INC.
By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

HFH ACQUISITION CORP.		JUDA CONSTRUCTION, LTD

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer
PURE EARTH TRANSPORTATION AND DISPOSAL, INC.		PURE EARTH MATERIALS, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

PURE EARTH MATERIALS, (NJ) INC.		PEI DISPOSAL GROUP, INC.

By:	/s/ Brent Kopenhaver	By:	/s/ Brent Kopenhaver
	Brent Kopenhaver		Brent Kopenhaver
	Its Treasurer		Its Treasurer

ECHO LAKE BROWNFIELD, LLC.

By:	/s/ Brent Kopenhaver
Brent Kopenhaver
Its Treasurer